English version for informative purposes

        ADDENDUM TO THE MINING EXPLORATION AND EXPLOITATION AGREEMENT ENTERED INTO BY MS. SILVIA VIALLASENOR HARO, REPRESENTED BY MR. CARLOS MANUEL VILLASEÑOR ARGUELLES, HEREINAFTER REFERRED TO AS THE "HOLDER" AND ON THE OTHER HAND, THE MINING COMPANY SILVER DRAGON MINING DE MEXICO, S.A. DE C.V. REPRESENTED BY MR. JUAN CARLOS ALBERTO GALVAN PASTORIZA, HEREINAFTER REFERRED TO AS THE "BENEFICIARY" PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES

RECITALS

I.         The HOLDER declares that:

a) She is of Mexican nationality, over age, single, registered at the Federal Registry of Tax Payers under number VIHS 780829 IV4, with sufficient capacity to enter into this agreement and to hold the rights over mining concessions under the provisions of the Mining Law and its Regulations.

b) That her representative, Mr. Carlos Manuel Villasenor Arguelles, has sufficient authorities to represent the HOLDER, declaring that such authorities have not been revoked nor restricted in any way whatsoever, as evidence through public deed number 39, dated February 27, 2006, granted before Mr. Gerardo Alberto Valdes Calderon, Public Notary Number 13 of Monclova, Coahuila.

c) That she is the legal holder of the rights over the mining concession regarding the lot called "PURO CORAZON", which data is as follows:

"PURO CORAZON", mining concession, title 166902, issued on July 25, 1980, located at the Municipality of Guadalupe Victoria Durango, with a total surface of 9.0000 hectares, registered under number 462 files 116 of volume 219 of the General Book of Concessions of the Public Registrar of Mining (the "CONCESSION").

d) That as of March 27, 2004 she entered and ratified before a Notary Public, the Mining Exploration and Exploration Agreement over the CONCESSION entered into with the Mexican Mining Company Mineral Real Victoria, S.A. de C.V. (as "Original Beneficiary") which was recorder at the PRM under number 39 files 21 volume 18 dated January 28, 2005 (the "Exploitation Agreement") attached hereto as Exhibit "A"

e) That as of March 9, 2006, as Holder of the Concession, she appeared to authorize the Assignment Agreement over the Exploitation Agreement, which rights were assigned to the BENEFICIARY (as Assignee) (the "Assignment Agreement")

f) To this date she has complied with all and each of the obligations assumed, specially the ones assumed under the terms of the Exploitation Agreement and the Assignment Agreement.

g) That she desires to enter into this Addendum with the BENEFICIARY to fully comply with the provisions of the Assignment Agreement.

II. The BENEFICIARY declares that:

a) It is a Mexican mining company duly incorporated and existing under the Federal Laws of the Republic of Mexico and recorder at the Public Registrar of Commerce of the City of Durango, State of Durango, under mercantile file number 250, dated January 19, 2006, and that since it was recently granted it is in the process of being registered at the Public Registrar of Mining.

b) That Mr. Juan Carlos Alberto Galvan Pastoriza is the legal representative of the BENEFICIARY with sufficient authorities to represent it and enter into this Addendum, which have not been revoked nor modified in any way whatsoever to this date.

c) That on March 9, 2006 it entered with the Mexican mining company Mineral Real Victoria, S.A. de C.V. into the Assignment Agreement by means of which it acquired all the rights corresponding to the Exploitation Agreement.

d) That it desires to enter into this Addendum with the HOLDER to comply with all terms and conditions set forth in the Exploitation Agreement and the Assignment Agreement.

        Pursuant to the above recitals, the parties herein agree to modify the terms of the Exploitation Agreement pursuant to the following Clauses:

CLAUSES

FIRST. Parties agree to modify Section 8 of Clause First of the Exploitation Agreement in order to read as follows:

CLAUSE FIRST.- ...

8.  Consideration for the Exploitation of the Lot. The consideration to be paid to the Holder due to the exploitation of the mining concession over the Lot and the rights to access such Lot, will be in the amount of USD$1.50 Dollars (One Dollar 50/100) per ton of economic ore (ABOVE of CUT OFF) that is extracted from the Mine, to be paid monthly, within the following 30 days as of the date in which the Beneficiary receives the corresponding invoices, which shall fulfill all the applicable fiscal requirements, and breaking down the value added tax that corresponds, in the understanding that the Beneficiary will make the corresponding taxes withholdings under fiscal laws.

Regardless of the above, parties herein agree that in the event that the Beneficiary does not initiate production over the Lot regarding the Concession Title within a 6 (six) months period as of the date of execution of this Addendum, the Beneficiary must pay to the Holder the monthly amount of $3,500.00 dollars plus VAT, minus the tax withholdings that are applicable under fiscal laws and subject to the issuance of the fiscal invoice from the Holder in favor of the Beneficiary. Such payment will be made for the period or periods of time during which no ore extracted and paid within the first eight days of the corresponding month, provided however, that the delay in the initiation of the production is not attributable to the ORIGINAL BENEFICIARY or to the Holder, or due to any irregularity not attributable to the Beneficiary, due by the Holder's breach to any of the obligations under the EXPLOITATION AGREEMENT.

Both parties agree that in the event that the Beneficiary pays the Holder the above mentioned monthly consideration, such must be discounted from any future payment made by the Beneficiary to the Holder as a result of the production and extraction of ore over the Lot under the first paragraph of this Section, subject to the condition that the payments due to the Holder by the production and extraction of ore are maintained at least in the minimum monthly amount of $3,500.00 dollars in order to pay expenses. If by any reason the Beneficiary decides to not produce nor extract ore, any monthly payments that are made to the Holder will remain to its benefit."

SECOND.- The parties agree to incorporate Clause First Bis. to the Exploitation Agreement, in order to read in the future as follows:

        FIRST. BIS. Option to Purchase. The Holder in this acts grants in favor of the Beneficiary the Option to Purchase the Concession, which could be exercised by the Beneficiary through the filing of a written notice to the Holder within a 30 days period in advance to the following events:

a) The Option to Purchase the Concession can be exercised by the Beneficiary within the first 3 (three) year as of the date of execution of this Addendum, in which case, the parties must enter into and sign the corresponding Assignment Agreement over the Concession Title, by which the Beneficiary must pay to the Holder as purchase price for the Concession the amount of USD$2,000,000.00 Dollars (Two Million US Dollars) plus the applicable Value Added Tax (15%) which corresponds to the amount of USD$300,000.00 Dollars (Three Hundred Thousand US Dollars) minus the tax withholding that are applicable under fiscal laws; o, alternatively,

b) The Option to Purchase the Concession can be exercised by the Beneficiary within the following five (5) years as of the execution of this Addendum, in which case, the parties must enter into and sign the corresponding Assignment Agreement over the Concession Title, through which the Beneficiary must pay to the Holder as considering for the purchase of the Concession the amount of USD$3,000,000.00 Dollars (Three Million US Dollars) plus the applicable Value Added Tax (15%) corresponding to the amount of USD$450,000.00 Dollars (Four Hundred Fifty Thousand US Dollars) minus the tax withholding that are applicable under fiscal law.

Parties agree that the Assignment Agreement over the Mining Concession must be executed by the parties within the following 30 (thirty) days as of the date in which the Beneficiary notifies to the Holder its intention to exercise the Purchase Option, agreeing the parties that the assignment of the CONCESSION to the Beneficiary must be transferred by the Holder free of any lien, domain restraint and with all taxes and duties paid for, as well as free from any kind of liability whether of labor, environmental, tax, social security or of any other nature that is applicable to the LOT, without prejudice of further provisions that could be agreed on by the parties in the Assignment Agreement.

THIRD. Parties agree to modify first paragraph of Clause Second of the Exploitation Agreement in order to read as follows:

"SECOND. Term. The duration of the exploitation and exploration agreement will be of 25 (Twenty-five) years as of the date of signature and ratification before Notary Public of the Addendum, being March 9, 2006 which could be renewed by both parties subject to written consent".

FOURTH. CONSIDERATION. The parties agree that the consideration to be paid by the BENEFICIARY to the HOLDER due to the execution of this ADDENDUM will be the total amount of USD$50,000.00 Dollars (Fifty Thousand Dollars) plus the applicable Value Added Tax (VAT) corresponding to the amount of USD$7,500.00 Dollars (Seven Thousand Five Hundred Dollars) subject to the issuance and delivery of the corresponding invoice from the HOLDER to the BENEFICIARY which shall comply with all fiscal requirements, and subject to the tax withholdings that are applicable under law.

The HOLDER is obliged to delivery to the BENEFICIARY the corresponding invoice with the applicable tax requirements within a 10 days term as of the execution of this Agreement.

All amounts referred in Dollars, must be understood as Dollars of the United States of America, and the BENEFICIARY can pay all amounts under this Addendum in such foreign currently, or if preferable, in its equivalent to Mexican Currency at the exchange rate published by the Bank of Mexico in the Official Federal Gazette one day prior to the effective payment date pursuant to the terms of Article 8 of the Monetary Law. Likewise, all amounts that are paid under this ADDENDUM must bear the applicable VAT.

FIFTH. EXPENSES. The BENEFICIARY will be responsible for the payment of all expenses, duties and Notary Public's fees related with the ratification of this Addendum.

Each party will be responsible in paying their respective legal and accounting fees and expenses, or any other professional expenses that are originated due to the negotiation and performance of this Addendum and the execution of the transactions that are herein contemplated or by any other matters related hereon.

SIXTH. HOLDER'S OBLIGATIONS. The HOLDER will is oblige to cooperate and assist the BENEFICIARY, whether signing, evidencing, complying with any requirements or performing all necessary legal actions to obtain the registration of this Addendum at the Public Registrar of Mining.

SEVENTH. TAXES. Each party will be responsible for the taxes that are caused due to the granting of the Exploitation Agreement and this Addendum, in the understanding that the HOLDER will be responsible of paying the applicable Income Tax that is generated, being obliged to issue the corresponding invoices consigning the amounts paid by the BENEFICIARY, who must withhold the corresponding taxes under the fiscal legislation.

The invoices that the HOLDER issues must meet all applicable tax requirements under Mexican Fiscal laws, breaking down the corresponding Value Added Tax, and the withholdings that are applicable under law, otherwise the BENEFICIARY will be able to withhold any applicable payment until the corresponding invoice is issued and delivered.

Likewise, both parties commit to comply with all applicable tax obligations under the fiscal laws, as it may correspond.

EIGHT. RATIFICATION AND RECORDATION OF THE ADDENDUM. HOLDER and the BENEFICIARY are compelled to ratify the signatures of this Addendum before a Notary Public that is appointed by the BENEFICIARY. Likewise, the BENEFICIARY is obliged to record this Addendum at the Public Registrar of Mining thus the HOLDER is obliged to fully and in good faith cooperate in order for the BENEFICIARY to have this Addendum and its ancillary documents, recorded before such Authority.

NINTH.- NOTICES AND NOTIFICATIONS. The parties appoint the following addresses for all notices and notifications under this Addendum:

HOLDER:
SILVIA VILLASEÑOR HARO
Barranquilla 609, Col. Guadalupe
Monclova, Coahuila
C.P. 25750

BENEFICIARY:
Silver Dragon Mining de México, S.A. de C.V.
Attention: Mr. Juan Carlos Galvan Pastoriza
Alonso de Pacheco No. 130,
Fraccionamiento Del Lago
Durango, Durango
Mexico, C.P. 34080

Any party may notify at any moment to the other party about any address change, and at the time such notice is acknowledged by consignee, the new address that is notified will valid for the purposes of this clause.

TENTH.- The parties agree that the remainder of the clauses and provisions of the Exploitation Agreement do not suffer any modification due to the execution of this Addendum, therefore, the parties will remain being compelled under the terms of such Exploitation Agreement and this Addendum.

ELEVENTH. JURISDICTION AND GOVERNING LAW. For the interpretation and performance of this Addendum, the parties herein expressly agree to submit themselves to the applicable Federal Laws of Mexico and to the jurisdiction of the competent Courts of the City of Durango, Durango, waiving to any other forum that may correspond due to their present or future domiciles.

IN WITNESS WHEREOF, the parties execute this Addendum in the City of Durango, State of Durango, as of March 9, 2006.

HOLDER

___________________________________
Ms. Silvia Villaseñor Haro

BENEFICIARY

_______________________________________________
SILVER DRAGON MINING DE MEXICO, S.A. DE C.V.
BY: Mr. Juan Carlos Galvan Pastoriza

EXHIBIT "A"
MINING CONCESSION EXPLORATION AND EXPLOITATION AGREEMENT